SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------



                                    FORM 8-K
                                 Current Report


                     Pursuant to section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                August 11, 1998


                          SPARTA SURGICAL CORPORATION
             (Exact name of registrant as specified in its charter)


        Delaware                   1-11047                       22-2870438
(State or other juris-           (Commission                 (I.R.S. Employer ID
diction of incorporation)        File Number)                Number)


                             Bernal Corporate Park
                 7068 Koll Center Parkway, Pleasanton, CA 94566
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (925)417-8812 not applicable
         (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
        ------------

     On July 30, 1998, J&C Resources ("J&C") agreed to convert the amount of indebtedness owing to it from Sparta Surgical Corporation ("the Company") in the amount of $751,300 (which consists of principal on a promissory note in the amount of $165,000, principal on a second promissory note of $375,000, a consulting fee of $100,000 and accrued interest in the amount of $111,000) into shares of the common stock $0.002 par value (the "Common Stock") of the Company, at a conversion price of $0.75 per share. The conversion resulted in J&C's being issued 1,001,733 shares of the Company's Common Stock.

     In conjunction with the conversion of the J&C indebtedness into equity, the Company borrowed $150,000 from an affiliate of J&C, Asset Factoring, Inc., DBA Asset Factoring International ("Asset Factoring"). Under the terms of the loan, the note bears interest at at rate of twelve percent (12%) per annum and shall become due and payable on or before the first to occur of the following events:
(1) receipt by the Company of proceeds of at least one million dollars ($1,000,000) upon a private sale of its equity securities; or (2) the one year anniversary of the date of such note. In addition, Asset Factoring was issued warrants to purchase up to 150,000 shares of the Common Stock at a price of $0.75 per share, which warrants shall be exercisable at any time within four years of date of the $150,000 note and which shall carry piggyback registration rights.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             SPARTA SURGICAL CORPORATION
                                             (Registrant)

                                             By:/s/  Thomas F. Reiner
                                                --------------------------------
                                                Thomas F. Reiner, Chairman of
                                                the Board, President & CEO

Dated:  August 11, 1998